UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Essex Property Trust, Inc.
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Essex Property Trust Announces Change to a Virtual-Only Format for the 2020 Annual Meeting of Stockholders

San Mateo, California — April 16, 2020 — Essex Property Trust, Inc. (NYSE:ESS) announced today that its upcoming 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will now be held in a virtual-only meeting format. The Annual Meeting will be held at the originally scheduled date and time on May 12, 2020 at 1:00 pm, Pacific Time.

Due to the emerging public health impact of the COVID-19 pandemic, orders of relevant state and local governments, and to support the health and well-being of our stockholders, employees and their families, Essex will hold its Annual Meeting in a virtual-only meeting format. The timing and process for voting by proxy remains unchanged.  Stockholders of record as of the close of business on February 27, 2020 can access, participate in, and vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/ESS2020 by using the 16-digit control number included on the proxy card and the instructions that accompanied the proxy materials. Further information regarding the change to a virtual-only Annual Meeting can be found in the proxy supplement filed by Essex with the Securities and Exchange Commission on April 16, 2020.

About Essex Property Trust, Inc.
Essex Property Trust, Inc. (“Essex”), an S&P 500 company, is a fully integrated real estate investment trust (“REIT”) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 250 apartment communities with an additional 7 properties in various stages of active development. Additional information about Essex can be found on the Company’s website at www.essex.com.

Contact Information
Rylan Burns
Vice President of Finance & Investor Relations
(650) 655-7800
rburns@essex.com

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com